Exhibit 99.1

VIAVI SOLUTIONS INC.

STOCK OPTION AGREEMENT

(Non-Plan Inducement Award)

NOTICE OF STOCK OPTION GRANT

Grantee’s Name and Address:	Grant Number:

Oleg Khaykin	Date of Grant:	February 15, 2016

	Type of Option:	Non-Qualified Stock Option

	Expiration Date:	February 15, 2024

You (the “Grantee”) have been granted an option to purchase shares of Common Stock of the Company (“Shares”), subject to the terms and conditions of this Notice of Stock Option Grant (the “Notice”) and the Stock Option Grant Agreement (the “Option Agreement”) attached to and incorporated into this Notice. This Option has not been granted pursuant to the Viavi Solutions Inc. 2003 Equity Incentive Plan or any other share-based compensation plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). Unless otherwise defined herein, the terms defined in the Option Agreement shall have the same defined meanings in this Notice.

Total Number of
Shares subject to the Option:	Exercise Price per Share:	$
Vesting Commencement Date: Feb. 3, 2016	Total Exercise Price:	$

Incorporation of Employment Agreement:

This Option has been granted pursuant to the Employment Agreement, effective February 3, 2016, between the Company and the Grantee (the “Employment Agreement”), as in effect on the Date of Grant, and the Option Agreement incorporates applicable provisions of the Employment agreement by reference.

Vesting Schedule:

Subject to Grantee’s Continuous Active Service and other provisions and limitations set forth in this Notice and the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

25% the Shares subject to the Option shall vest and become exercisable on each of the first four (4) anniversaries of the Vesting Commencement Date.

Accelerated Vesting:

In the event of the Grantee’s termination of employment with the Company by reason of Involuntary Termination, Disability or death, then, notwithstanding any other provision contained in this Notice or the Option Agreement, the vesting of the Option shall be accelerated to the extent determined by the applicable provision of the Employment Agreement, subject to the Grantee’s effective Release as required by the Employment Agreement.

[Signature Page Follows]

[Signature Page to Notice of Stock Option Grant]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice and the Option Agreement.

Viavi Solutions Inc.,
a Delaware corporation

By:
Title:

The Grantee acknowledges receipt of a copy of the Option Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice and the Option Agreement. The Grantee hereby agrees that all disputes arising out of or relating to this Notice and the Option Agreement shall be resolved in accordance with Section 16 of the Option Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated:	Signed:
Oleg Khaykin

VIAVI SOLUTIONS INC.

STOCK OPTION GRANT AGREEMENT

(Non-Plan Inducement Award)

1. Grant of Option. Viavi Solutions Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee named in the Notice of Stock Option Grant (the “Notice”), an option (the “Option”) to purchase the Total Number of Shares subject to the Option set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Stock Option Grant Agreement (the “Option Agreement”) and the Employment Agreement, which are incorporated herein by reference. This Option has not been granted pursuant to the Viavi Solutions Inc. 2003 Equity Incentive Plan or any other share-based compensation plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). Unless otherwise defined herein, the terms defined in the Notice shall have the same defined meanings in this Option Agreement.

2. Administration. All questions of interpretation concerning the Notice and this Option Agreement shall be determined by the Administrator. All determinations by the Administrator shall be final and binding upon all persons having an interest in the Option. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has actual authority with respect to such matter, right, obligation, or election.

3. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of this Option Agreement.

(b) Restrictions on Exercise and Issuance of Shares. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

(c) Leave of Absence. During any authorized leave of absence, the vesting of the Option as provided in the Vesting Schedule shall continue, unless otherwise determined by the Administrator in advance of the commencement of such leave of absence.

(d) Change in Status. In the event the Grantee ceases to be a bona fide Employee, vesting of the Option shall continue if and only to the extent determined by the Administrator as of such change in status, subject to the Accelerated Vesting provisions described in the Notice.

(e) Post Termination Exercise Period. The Post-Termination Exercise Period shall be ninety (90) days from the Termination Date as defined in Section 5, below.

(f) Method of Exercise. The Option shall be exercisable only by delivery of an electronic or written exercise notice in the form determined by the Administrator from time to time which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, such other representations and agreements as to the holder’s investment intent with respect to such Shares and such other provisions as may be required by the Administrator. The exercise notice shall be signed (or digitally authenticated if in electronic form) by the Grantee and shall be delivered in person, by certified mail, or by such other method as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 4(d), below.

(g) Taxes.

(i) No Shares will be delivered to the Grantee or other person pursuant to the exercise of the Option until the Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax, employment tax, and social security tax withholding obligations. Upon exercise of the Option, the Company or the Grantee’s employer may offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax obligations and/or the employer’s withholding obligations.

(ii) The Grantee acknowledges that the exercise of the Option, the holding of Shares subsequent to exercise and the disposition of any such Shares have significant tax consequences. The Grantee further acknowledges that satisfaction of all tax obligations applicable to the Grantee in connection with the Option or the Shares acquired pursuant to the Option is the sole responsibility of the Grantee. The Company cannot provide any advice to the Grantee with respect his or her personal income tax obligations. The Grantee should consult with his or her own tax advisor before the exercise of the Option and before the disposition of any Shares acquired upon exercise of the Option.

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law and, provided further, that the portion of the Exercise Price equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a fair market value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised (but only to the extent that such exercise of the Option would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price); or

(d) payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

5. Termination of Continuous Active Service. In the event the Grantee’s Continuous Active Service terminates, the Grantee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise the Option as to the vested Shares (including those Shares which become vested by reason of the Accelerated Vesting described by the Notice) during the Post-Termination Exercise Period. In no event shall the Option be exercised later than the Expiration Date set forth in the Notice. Except as provided in Sections 6 and 7 below, to the extent that the Grantee is not entitled to exercise the Option on the Termination Date (i.e., the unvested Shares), or if the Grantee does not exercise the Option within the Post-Termination Exercise Period and prior to the Expiration Date, the Option shall terminate.

6. Disability of Grantee. In the event the Grantee’s Continuous Active Service terminates as a result of his or her Disability, the Grantee may, but only within twelve (12) months from the Termination Date (and in no event later than the Expiration Date), exercise the Option to the extent he or she was otherwise entitled to exercise it on the Termination Date (including those Shares which become vested by reason of the Accelerated Vesting described by the Notice). To the extent that the Grantee is not entitled to exercise the Option on the Termination Date, or if the Grantee does not exercise the Option to the extent so entitled within the time specified herein, the Option shall terminate.

7. Death of Grantee. In the event of the termination of the Grantee’s Continuous Active Service as a result of his or her death, or in the event of the Grantee’s death during the Post-Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Active Service as a result of his or her Disability, the Grantee’s estate, or a person who acquired the right to exercise the Option by bequest or inheritance, may exercise the Option, but only to the extent the Grantee could exercise the Option at the Termination Date (including those Shares which become vested by reason of the Accelerated Vesting described by the Notice), within twelve (12) months from the date of death (but in no event later than the Expiration Date). To the extent that the Grantee is not entitled to exercise the Option on the date of death, or if the Option is not exercised to the extent so entitled within the time specified herein, the Option shall terminate.

8. Non-Transferability of Option. The Option may not be transferred in any manner other than by will and by the laws of descent and distribution and may be exercised during the lifetime of the Grantee only by the Grantee (or in the case of the Grantee’s legal incapacity, by the Grantee’s legal representative or by the person acting as attorney-in-fact for the Grantee under a durable general power of attorney); provided, however, that the Grantee may designate a beneficiary of the Option in the event of Grantee’s death on a beneficiary designation form provided by the Administrator. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

9. Term of Option. The Option may be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein.

10. Restrictions on Transfer of Shares. The Option and the Shares acquired upon its exercise shall be subject to (a) the Company’s Insider Trading Policy and all provisions contained therein, including Anti-Hedging and (b) the Company’s Share Ownership and Retention Policy as set forth in the Company’s 2015 Proxy Statement, pursuant to which the Grantee will be required to retain at least fifty percent (50%) of the net after-tax Shares received upon the exercise of the Option until the Grantee holds vested shares of the Company’s common stock having a fair market value equal to at least 300% of the Grantee’s Base Salary (as defined by the Employment Agreement), and such ownership level must be achieved within five (5) years of the Effective Date of the Employment Agreement. With the consent of the Board of Directors of the Company, which shall not be unreasonably withheld, the Grantee will be permitted to transfer Shares and the vested portion of the Option for purposes of tax or estate planning.

11. Recoupment. The Option and any Shares acquired pursuant to the Option shall be subject to the Recoupment provisions described by the Employment Agreement.

12. Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Option and the Exercise Price, as well as any other terms that the Administrator determines require adjustment, shall be proportionately adjusted for (a) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (b) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (c) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and the Administrator’s determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to the Option.

13. Corporate Transactions. Effective upon the consummation of a Corporate Transaction, the Option shall terminate except to the extent it is Assumed in connection with the Corporate Transaction. Each portion of the Option that is neither Assumed nor Replaced shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Option, immediately prior to the specified effective date of such Corporate Transaction.

14. Entire Agreement; Governing Law. The Notice, this Option Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice and this Option Agreement are to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Option Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

15. Headings. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation.

16. Dispute Resolution The provisions of this Section 16 shall be the exclusive means of resolving disputes arising out of or relating to the Notice and this Option Agreement. The Company, the Grantee, and the Grantee’s successors (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Notice and this Option Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice or this Option Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 16 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

17. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail (if the parties are within the United States) or upon deposit for delivery by an internationally recognized express mail courier service (for international delivery of notice), with postage and fees prepaid, addressed to the other party at its address as shown beneath its signature in the Notice, or to such other address as such party may designate in writing from time to time to the other party.

18. No Effect on Terms of Employment. The shares subject to the Option shall vest, if at all, only during the period of the Grantee’s Continuous Active Service (not through the act of being hired, being granted the Option or acquiring shares hereunder) and the Option has been granted as an inducement for the Grantee to remain in such Continuous Active Service and as an incentive for increased efforts on behalf of the Company and its Affiliates by the Grantee during the period of his or her Continuous Active Service. Nothing in the Notice or the Option Agreement shall confer upon the Grantee any right with respect to future option grants or continuation of Grantee’s Continuous Active Service, nor shall it interfere in any way with the Grantee’s right or the right of the Grantee’s employer to terminate Grantee’s Continuous Active Service, with or without cause, and with or without notice. Unless the Grantee has a written employment agreement with the Company to the contrary, the Grantee’s employment status is at will. This Option shall not, under any circumstances, be considered or taken into account for purposes of calculation of severance payments in those jurisdictions requiring such payments upon termination of employment. The Grantee shall not have and waives any and all rights to compensation or damages as a result of the termination of the Grantee’s employment with the Company or the Grantee’s employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements or claimed rights or entitlements under the Option, or (ii) the Grantee’s ceasing to be entitled to any purchase rights or shares or any other rights under the Option.

19. Personal Data. The Grantee understands that the Company and its subsidiaries hold certain personal information about the Grantee for the purpose of managing and administering the Option, including: name, home address and telephone number, date of birth, social fiscal number, compensation, nationality, job title, any shares of stock held in the Company, details of all option grants or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (collectively, “Data”). The Grantee understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Option, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Option. These recipients may be located in the European Economic Area, the United States and/or Canada. The Grantee consents to the collection, use and transfer of Data and authorizes these recipients to receive, possess, use, retain and transfer Data, in electronic or other form, as may be required for the implementation, administration and management of the Option, including any requisite transfer to a broker or any other third party with whom the Grantee may elect to deposit any Shares acquired upon exercise of the Option or any portion thereof and/or the subsequent holding of Shares on the Grantee’s behalf.

20. Definitions.

(a) “Administrator” means the Compensation Committee of the Board.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules or laws of any foreign jurisdiction applicable to stock options granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Option is expressly affirmed by the Company or (ii) the contractual obligations represented by the Option are expressly assumed (and not simply by operation of law) by the successor entity or its parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its parent subject to the Option and the exercise price thereof preserves the compensation element of the Option existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Option.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(g) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate.

(h) “Continuous Active Service” means actively performing duties or exercising responsibilities in providing services to the Company or an Affiliate in any capacity of Employee, Director or Consultant, without interruption or termination. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or an Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual continues to actively perform duties or responsibilities in providing services to the Company or an Affiliate in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(i) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(j) “Director” means a member of the Board or the board of directors of any Affiliate.

(k) “Disability” means a “Disability” as defined by the Employment Agreement.

(l) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Affiliate. The payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company.

(m) “Involuntary Termination” means an “Involuntary Termination” as defined by the Employment Agreement.

(n) “Non-Qualified Stock Option” means an option not intended to qualify as an as an incentive stock option within the meaning of Section 422 of the Code.

(o) “Release” means a “Release” as defined by the Employment Agreement.

(p) “Replaced” means that pursuant to a Corporate Transaction the Option is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or parent of either of them which preserves the compensation element of the Option existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to the Option. The determination of comparability the Option and replacement award shall be made by the Administrator and its determination shall be final, binding and conclusive.

END OF AGREEMENT